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                                                                  EX-99.B(p)(4)

                                 CODE OF ETHICS

All of us within the Capital organization are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must never allow our own interests to be placed ahead of our shareholders' and clients' interests.

Over the years we have earned a reputation for the highest integrity. Regardless of lesser standards that may be followed through business or community custom, we must observe exemplary standards of honesty and integrity.

GENERAL GUIDELINES

Although specific policies are discussed in more detail below, these are general guidelines that all CGC associates should be aware of:

          - It is a federal crime to transact in a company's securities while in possession of material non-public information about the company. If there is any question as to whether you've received material information (typically from a company "insider") you should contact a lawyer in CGC's Legal Department to discuss. [A more in-depth description of insider trading is available in the Appendix of CGC's Handbook for Associates.]

          - You should not accept extravagant gifts or entertainment from persons or companies who are trying to solicit business from any of the CG companies. CGC's Gifts and Entertainment Policy is summarized below, and a copy of the full policy is available on the CGC website.

          - Regardless of whether you are determined to be a "covered person" under CGC's Personal Investing Policy (which is summarized below and a full copy of which is available on the CGC website), please keep the following in mind when considering making personal investments:

             - CGC associates and their immediate family members residing in their household MAY NOT PARTICIPATE in Initial Public Offerings
                (IPOs). Although exceptions are rarely granted, they will be considered in the case of a family member employed by the IPO company where IPO shares are considered part of that family member's compensation.

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             -  You generally should not trade based on any CGC company's confidential, proprietary investment information where fund or client trades are likely to be pending (for example, analyst research reports, investment meeting discussions or notes, current fund/client transaction information). CGC views the use of information relating to a fund or client account's current or imminent trading activity for personal gain as highly inappropriate and associates engaging in this type of behavior may be subject to disciplinary action.

             - ASSOCIATES ARE DISCOURAGED FROM SERVING ON THE BOARD OF DIRECTORS OR ADVISORY BOARD of any public or private company. You must receive approval prior to serving on a board, except for boards of charitable organizations.

REPORTING VIOLATIONS

If you know of any violation of our Code of Ethics, you have a responsibility to report it. Deviations from controls or procedures that safeguard the company, including the assets of shareholders and clients, should also be reported.

You can report confidentially to:
          -  Your manager or department head
          -  CGC Audit Committee:
               Thomas M. Rowland - Chairman
               Eugene D. Barron
               James M. Brown
               Larry P. Clemmensen
               Roberta A. Conroy
               Paul G. Haaga, Jr.
               Thomas J. Hamblin
               J. Dale Harvey
               Lee Ann Jarrell
               Ida Levine
               John V. McLaughlin
               Donald D. O'Neal
               John H. Phelan
               James P. Ryan
               John H. Smet
               Antonio Vegezzi
               Catherine M. Ward
               J. Kelly Webb
               William Hurt - Emeritus
          -  Mike Downer or any other lawyer in the CGC Legal Group
          -  Don Wolfe of Deloitte & Touche LLP (CGC's auditors)

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CGC GIFTS AND ENTERTAINMENT POLICY - CONFLICTS OF INTEREST

      A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept gifts worth more than $100, excessive business entertainment, loans, or anything else involving personal gain from those who conduct business with the company. In addition, a business entertainment event exceeding $200 in value should not be accepted unless the associate receives permission from the Gifts and Entertainment Policy Committee.

POLITICAL CONTRIBUTIONS

      Finally, in soliciting political or charitable donations from various people in the business community, associates must never allow the present or anticipated business relationships of CGC or any of its affiliates to be a factor in soliciting such contributions. In addition, certain associates are subject to additional restrictions due to their involvement with the American Funds 529 Plans.

REPORTING

      Although the limitations on accepting gifts applies to ALL associates as described above, some associates will be asked to fill out quarterly reports. If you receive a reporting form, you must report any gift exceeding $50 (although it is recommended that you report ALL gifts received) and business entertainment in which an event exceeds $75.

GIFTS AND ENTERTAINMENT POLICY COMMITTEE

      The Gifts and Entertainment Policy Committee oversees administration of and compliance with the Policy.

INSIDER TRADING

      Antifraud provisions of the federal securities laws generally prohibit persons while in possession of material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.

      While investment research analysts are most likely to come in contact with material nonpublic information, the rules (and sanctions) in this area apply to all CGC associates and extend to activities both within and outside each associate's duties.

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SERVING ON A BOARD OF DIRECTORS OR ADVISORY BOARD

      CGC associates should obtain authorization prior to serving on the boards of directors or on the advisory boards of public or private companies. In general, associates should refrain from serving on boards of public or private companies. Serving on the board of a charitable organization DOES NOT REQUIRE authorization.

      In addition, certain CGC associates will be sent a form annually and asked to disclose their board positions.

PERSONAL INVESTING POLICY

      As an associate of the Capital Group companies, you may have access to confidential information. This places you in a position of special trust.

      You are associated with a group of companies that is responsible for the management of many billions of dollars belonging to mutual fund shareholders and other clients. The law, ethics and our own policy place a heavy burden on all of us to ensure that the highest standards of honesty and integrity are maintained at all times.

      There are several rules that must be followed to avoid possible conflicts of interest in personal investments.

ALL ASSOCIATES

      Information regarding proposed or partially completed plans by CGC companies to buy or sell specific securities must not be divulged to outsiders. In addition, associates who receive information about recommendations to purchase or sell securities or impending fund or client account transactions should refrain from trading personally on the information. Favors or preferential treatment from stockbrokers may not be accepted.

      ASSOCIATES MAY NOT SUBSCRIBE TO ANY INITIAL PUBLIC OFFERING (IPO). Generally, this prohibition applies to spouses of associates and any family member residing in the same household. However, an associate may request that the Personal Investing Committee consider granting an exception under special circumstances.

COVERED PERSONS

      Associates who receive and use investment information relating to current or imminent fund/client transactions in connection with their regular duties are generally considered "covered persons." If you receive a quarterly personal investing reporting form, you are a covered person.

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      Covered persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the funds and client accounts. This policy also includes securities transactions of family members living in the covered person's household and any trust or custodianship for which the associate is trustee or custodian. A conflict may occur if you, a family member in the same household, a trust or custodianship for which you are trustee or custodian have a transaction in a security when the funds or client accounts are considering or concluding a transaction in the same security.

      Additional rules apply to "investment associates" including portfolio counselors/managers, research analysts, traders, portfolio control associates, and investment administration personnel (see below).

PROHIBITED TRANSACTIONS

      -   IPO investments
      -   writing puts and calls on securities that are subject to pre-clearance
      -   short sales of securities that are subject to pre-clearance

PRE-CLEARANCE OF SECURITIES TRANSACTIONS

     Covered persons must receive approval before buying or selling securities including (but not limited to):

      - Stocks of companies (public or private, including purchases through private placements)
      -   Bonds that are rated below A by any rating agency
      -   Venture Capital partnerships (INCLUDING investments in SEQUOIA)
      -   Options (the exercise of options must also be pre-cleared)
      - Indexes or ETFs that are not mutual funds and are not on the pre-approved list of indexes/ETFs (See Appendix A)

      You will generally receive a response within one business day. Unless a different period is specified, clearance is good until the close of the NYSE on the day that you check (associates from offices outside the U.S. are usually granted 24 hours clearance). If you have not executed your transaction within this period, you must again pre-clear your transaction. Note that investments in private placements and venture capital partnerships must be pre-cleared and reported and are subject to special review.

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      DE MINIMIS EXCEPTION

      Covered associates who are not considered investment associates (investment associates include portfolio counselors/managers, research analysts, traders, portfolio control associates and investment administration personnel) and who are not employees of CIKK (a CGC company based in Tokyo) may execute ONE TRANSACTION OF 100 OR FEWER SHARES PER ISSUER PER CALENDAR MONTH without pre-clearance. Larger or more frequent share transactions must be pre-cleared. If an associate pre-clears a larger transaction AND IS DENIED PERMISSION, s/he may not execute a DE MINIMIS transaction without pre-clearance for a period of seven calendar days.

REPORTING TRANSACTIONS

      Covered persons must PROMPTLY submit quarterly reports of certain transactions. You will receive reporting forms each quarter THAT ARE DUE NO LATER THAN 10 DAYS AFTER THE END OF THE QUARTER. Transactions of securities (including fixed-income securities) or options must be pre-cleared as described above and reported except as outlined below:

      REPORT ONLY (NO NEED TO PRE-CLEAR):

      - DE MINIMIS transactions (fewer than 100 shares) by non-investment associates
      -   distributions of stock from the Sequoia employee partnerships
      - gifts or bequests (either receiving or giving) of securities (note that sales of securities received as a gift must be both pre-cleared and reported)
      - debt instruments rated "A" or above by at least one national rating service
      -   sales pursuant to tender offers
      -   dividend reinvestments
      -   options or futures on currencies
      - options or futures or purchases or sales of certain index funds. See attached pre-approved list (Appendix A)

      DO NOT PRE-CLEAR OR REPORT:

      -   open-end investment companies (mutual funds)
      -   money market instruments with maturities of one year or less
      -   direct obligations of the U.S. Government
      -   bankers' acceptances, CDs or other commercial paper
      -   commodities
      - transactions in accounts that you have completely turned over investment decision-making authority to a professional money manager (see "Professionally Managed Accounts" below)

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      PERSONAL INVESTING SHOULD BE VIEWED AS A PRIVILEGE, NOT A RIGHT. AS SUCH,
      LIMITATIONS MAY BE PLACED ON THE NUMBER OF PRE-CLEARANCES AND/OR TRANSACTIONS AS DEEMED APPROPRIATE BY THE PERSONAL INVESTING COMMITTEE.

SECURITIES ACCOUNTS

      1.  DISCLOSURE OF ACCOUNTS

      The following types of accounts must be disclosed:

      - accounts currently holding securities that are subject to pre-clearance or reporting
      - accounts that have the ability to hold securities that are subject to pre-clearance or reporting
      - accounts where you (or immediate family members residing with you) have completely turned over investment decision-making authority to a professional money manager

      You do not need to disclose accounts that can only hold open-end mutual funds or cash or cash equivalents.

      2.  DUPLICATE ACCOUNT STATEMENTS AND TRADE CONFIRMATIONS

      Covered persons should inform their investment broker-dealers that they are employed by an investment organization. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts. Associates may not accept negotiated commission rates or any other terms that they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics.

      In addition, covered persons must direct their broker-dealers to send copies of all trade confirmations and account statements for all new or existing accounts on a timely basis to: The Legal Group of The Capital Group Companies, Inc. ALL DOCUMENTS RECEIVED ARE KEPT STRICTLY CONFIDENTIAL.(1)

      Associates with securities accounts outside the U.S. where the broker is unable to provide duplicate statements and trade confirmations directly, should provide copies to the appropriate locations.

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(1) Information about particular transactions may be provided to an associate's supervisor or appropriate human resources manager by Personal Committee staff where the transactions are in violation of the Policy, may impact the associate's job performance, or raise conflict of interest-related issues.

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      3.  PROFESSIONALLY MANAGED ACCOUNTS

      Transactions and holdings in accounts where you have COMPLETELY turned over decision making authority to a professional money manager (who is not covered by our policy) do not need to be disclosed in quarterly transaction and annual holding reporting forms. HOWEVER:

      - the existence of the account and account number must be disclosed on the Securities Account Disclosure form
      - you should have a signed "Professionally Managed Account Exception Memo" on file with the staff of the Personal Investing Committee (except PIM accounts)

ANNUAL DISCLOSURE OF PERSONAL SECURITIES HOLDINGS

      Covered persons will be required to disclose all personal securities holdings upon commencement of employment (or upon becoming a covered person) and thereafter on an annual basis. Reporting forms will be supplied for this purpose.

ANNUAL RECERTIFICATION

      All covered persons will be required to certify annually that they have read and understood the Personal Investing Policy. Further, covered persons are required to certify at least annually that they have complied with the requirements of the code of ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the code.

ADDITIONAL POLICIES FOR "INVESTMENT  ASSOCIATES"

      1.  INVESTMENT ASSOCIATES

          Unless otherwise specified, the term "investment associates" includes portfolio managers/counselors, research analysts, traders, associates in investment administration, and associates in portfolio control.

      2.  DISCLOSURE OF PERSONAL OWNERSHIP OF RECOMMENDED SECURITIES

          Portfolio counselors/managers and analysts will be asked on a regular basis to disclose securities that they own both personally and professionally and, for analysts, securities that they hold personally that are within their research coverage. This disclosure will be reviewed on a periodic basis by the staff of the Personal Investing Committee and may also be reviewed by applicable Investment Committees, Sub-Committees or other appropriate CGC Committees. In addition, to the extent that disclosure has not already been made to the Personal Investing Committee (by including information on the quarterly form), any associate who is in a position to recommend the purchase or sale of securities by the fund or client accounts that s/he personally owns

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          should FIRST disclose such ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation.(2) If you have any questions, you should contact the staff of the Personal Investing Committee.

      3.  BLACKOUT PERIOD

          Investment associates may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account that is managed by the company(ies) with which the individual has investment responsibility transacts in that security. If a fund or client account transaction takes place in the seven calendar days following a pre-cleared transaction by an investment associate, the personal transaction will be reviewed by the Personal Investing Committee to determine the appropriate action, if any. For example, the Committee may recommend that the associate be subject to a price adjustment to ensure that he or she has not received a better price than the fund or client account.

      4.  BAN ON SHORT-TERM TRADING PROFITS

          Investment associates are generally prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 days. THIS RESTRICTION APPLIES TO THE PURCHASE OF AN OPTION AND THE EXERCISE OF THE OPTION WITHIN 60 DAYS.

PERSONAL INVESTING COMMITTEE

      Any questions or hardships that result from these policies or requests for exceptions should be referred to CGC's Personal Investing Committee.

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(2) Note that this disclosure requirement is consistent with both AIMR standards as well as the ICI Advisory Group Guidelines.

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                                   APPENDIX A

                            BROAD-BASED INDEX FUNDS*

                  SYMBOL                   NAME
                    DIA             The Dow Industrials DIAMONDS
                    QQQ             Nasdaq-100 Index Tracking Stock
                    SPY             Standard & Poor's Depositary Receipts
                    DGT             streetTRACKS Dow Jones US Global Titan
                    DSG             streetTRACKS Dow Jones US Small Cap Growth
                    DSV             streetTRACKS Dow Jones US Small Cap Value
                    ELG             streetTRACKS Dow Jones US Large Cap Growth
                    ELV             streetTRACKS Dow Jones US Large Cap Value
                    FFF             The FORTUNE 500 Index Tracking Stock
                    FFX             The FORTUNE 500 Index
                    IJH             iShares S&P MidCap 400 Index Fund
                    IJJ             iShares S&P Midcap 400/BARRA Value
                    IJK             iShares S&P Midcap 400/BARRA Growth
                    IJR             iShares S&P SmallCap 600 Index Fund
                    IJS             iShares S&P SmallCap 600/BARRA Value
                    IJT             iShares S&P SmallCap 600/BARRA Growth
                    IKC             iShares S&P/TSE 60 Index Fund
                    IOO             iShares S&P Global 100
                    IVE             iShares S&P 500/BARRA Value Index Fund
                    IVV             iShares S&P 500 Index Fund
                    IVW             iShares S&P 500/BARRA Growth Index Fund
                    IWB             iShares Russell 1000 Index Fund
                    IWD             iShares Russell 1000 Value Index Fund
                    IWF             iShares Russell 1000 Growth Index Fund
                    IWM             iShares Russell 2000 Index Fund
                    IWN             iShares Russell 2000 Value
                    IWO             iShares Russell 2000 Growth
                    IWP             iShares Russell Midcap Growth
                    IWR             iShares Russell Midcap
                    IWS             iShares Russell Midcap Value
                    IWV             iShares Russell 3000 Index Fund
                    IWW             iShares Russell 3000 Value
                    IWZ             iShares Russell 3000 Growth
                    IYY             iShares Dow Jones U.S. Total Market Index Fund
                    MDY             Standard & Poor's MidCap 400 Depositary Receipts
                    MKH             MKH Market 2000+ HOLDRs
                    OEF             iShares S&P 100 Index Fund
                    VTI             Vanguard Total Stock market VIPERs
                    VXF             Vanguard Extended Market VIPERs

* Pre-clearance for Broad-based Index Funds is not required, but all trades must be reported on the Quarterly Personal Securities Transaction form.

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